Exhibit 5.1

February 14, 2013

Goodman Networks Incorporated

6400 International Parkway, Suite 1000

Plano, Texas 75093

Re:	Registration Statement on Form S-4; Offer to Exchange $225,000,000 Aggregate Principal Amount of 12.125% Senior Secured Notes due 2018 for an Equal Principal Amount of 12.125% Senior Secured Notes due 2018.

Ladies and Gentlemen:

We have acted as counsel to Goodman Networks Incorporated, a Texas corporation (the “Company”), in connection with the proposed issuance by the Company of up to $225,000,000 aggregate principal amount of 12.125% Senior Secured Notes due 2018 (the “Exchange Notes”) in exchange for an equivalent amount of the Company’s outstanding 12.125% Senior Secured Notes due 2018 (the “Outstanding Notes”). The terms of the offer to exchange are described in the Registration Statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission for the registration of the Exchange Notes under the Securities Act of 1933, as amended (the “Act”). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an indenture dated as of June 23, 2011, as amended (the “Indenture”), by and among the Company and Wells Fargo Bank, N.A., as trustee (the “Trustee”).

In connection with the foregoing, we have examined the Indenture, the Registration Statement and such corporate records and instruments of the Company as we have deemed necessary or appropriate for purposes of this opinion.

In making the foregoing examination, we have assumed the genuineness of all signatures, and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies thereof. As to questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of the organizational documents, minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and of public officials and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

We are opining herein as to the effect on the proposed issuance of the Exchange Notes of the federal laws of the United States, the laws of the State of Texas and the laws of the State of New York, in each case as currently in effect (all of the foregoing being referred to as the “Opined on Law”). We do not express any opinion with respect to the laws of any jurisdiction other than the Opined on Law or as to the effect of any such laws on the opinion stated herein.

The enforceability of the Exchange Notes is subject to the effects of (i) applicable bankruptcy, insolvency, reorganization, moratorium, rearrangement, liquidation, conservatorship or

Goodman Networks Incorporated

February 14, 2013

similar laws and court decisions of general application (including, without limitation, statutory or other laws regarding fraudulent or preferential transfers) now or hereafter in effect relating to or affecting the rights or remedies of creditors generally, and (ii) general equity principles (regardless of whether enforcement is sought in a proceeding in equity or law).

We express no opinion as to the enforceability of provisions of the Exchange Notes to the extent that such provisions: (i) state that any party’s failure or delay in exercising rights, powers, privileges or remedies under the Exchange Notes shall not operate as a waiver thereof; (ii) purport to preclude the amendment, waiver, release or discharge of obligations except by an instrument in writing; (iii) purport to indemnify any person for (A) such person’s violations of federal or state securities laws or environmental laws, or (B) any obligation to the extent such obligation arises from or is a result of such person’s own negligence; (iv) purport to establish or satisfy certain factual standards or conditions; (v) purport to sever unenforceable provisions from the Exchange Notes, to the extent that the enforcement of remaining provisions would frustrate the fundamental intent of the parties to such instrument; (vi) restrict access to legal or equitable remedies; or (vii) purport to waive any claim arising out of, or in any way related to, the Exchange Notes.

We express no opinion as to: (i) whether a court would grant specific performance or any other equitable remedy with respect to enforcement of any provision contained in the Exchange Notes; or (ii) the enforceability of any provision contained in the Indenture relating to the appointment of a receiver, to the extent that appointment of a receiver is governed by applicable statutory requirements, and to the extent that such provision may not be in compliance with such requirements.

We express no opinion as to: (a) any provisions of the Exchange Notes or the Indenture regarding the remedies available to any person (i) to take action that is arbitrary, unreasonable or capricious or is not taken in good faith or in a commercially reasonable manner, whether or not such action is permitted by the Exchange Notes or the Indenture or (ii) for violations or breaches that are determined by a court to be non-material or without substantially adverse effect upon the ability of the Company to perform its material obligations under the Exchanges Notes or the Indenture; or (b) the provisions of the Exchange Notes or the Indenture that may provide for interest on interest or penalty interest.

Based upon the foregoing and subject to the qualifications stated herein, it is our opinion that, when (i) the Registration Statement has been declared effective under the Act, (ii) the Outstanding Notes have been validly exchanged by the Company, and (iii) the Exchange Notes have been executed and delivered by the Company and authenticated by the Trustee, all in accordance with the terms of the Indenture and the Registration Statement, the Exchange Notes will constitute binding obligations of the Company.

To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been

Goodman Networks Incorporated

February 14, 2013

duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm contained therein under the heading “Legal Matters.”

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP